POWER OF ATTORNEY



        The undersigned, a director of The Southern Company, hereby makes, constitutes, and appoints Patricia L. Roberts and G. Edison Holland, Jr. my agents and attorneys-in-fact, for the limited purpose of signing on my behalf, and causing to be filed with the Securities and Exchange Commission Initial Statement of Beneficial Ownership of Securities, Statement of Changes in Beneficial Ownership, and Annual Statement of Changes in Beneficial Ownership, on Forms 3, 4 and 5, respectively, and any appropriate amendment or amendments thereto.

	This power of attorney shall remain in effect until my obligation to file the aforementioned reports as a director of The Southern Company ceases, unless earlier revoked by me by written document delivered to the Assistant Secretary of The Southern Company.


	Effective the 7th day of December, 2007




					         	_______________________________
		Warren A. Hood